Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FGL Holdings:

We consent to the use of our reports dated March 2, 2020, with respect to the consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2019 and the period from December 1, 2017 to December 31, 2017, the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for the year ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2019, incorporated herein by reference and to the reference to our firm under the heading ‘Experts’ in the registration statement on Form S-4 of Fidelity National Financial, Inc.

/s/ KPMG LLP

Des Moines, Iowa
April 1, 2020